Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), by and between The Advisory Board Company (the “Company”) and Robert W. Musslewhite (“Executive”), originally dated as of September 12, 2008, is amended and restated as of April 3, 2013.

1. Duties and Scope of Employment.

(a) Positions and Duties. Effective as of September 1, 2008 (the “Commencement Date”), the Company shall employ Executive as Chief Executive Officer of the Company. Executive shall report directly to the Board of Directors of the Company (the “Board”). Executive shall perform all the duties and obligations reasonably associated with the position of Chief Executive Officer and consistent with the Bylaws of the Company as in effect from time to time, subject to the supervision of the Board, and such other executive duties consistent with the foregoing as are mutually agreed upon from time to time by Executive and the Board.

(b) Board Membership. Executive continued to serve as a member of the Board as of the Commencement Date. Thereafter, at each annual meeting of the Company’s stockholders during the Term (as defined in Section 2), the Board shall nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board shall be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall tender his resignation from the Board (and all other positions held at the Company and its affiliates) effective as of the end of Executive’s employment, and Executive shall, at the Board’s request, execute and deliver any documents necessary to reflect his resignation.

(c) Obligations. Executive shall devote substantially all his business time and efforts to the rendition of services to the Company, and he shall use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. During the Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that (i) Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or community organization and (ii) Executive may, with the prior approval of the Board (which approval shall not be unreasonably withheld), serve as a director of any company that is not directly or indirectly in competition with the Company, in each case as long as such activities or service do not materially interfere with his duties and obligations to the Company.

2. Term. The term of employment of Executive by the Company pursuant to this Amended and Restated Agreement, unless earlier terminated pursuant to Section 7, shall end on August 31, 2014 (the “Initial Term”); provided, however, that the term of Executive’s employment under this Amended and Restated Agreement shall be extended automatically for one additional year from the end of the Initial Term end date and each subsequent anniversary thereof (each such additional year, an “Extended Term”; together with the Initial Term, the “Term”), unless no later than one year prior to the last day of the then-current Term either the Board, on behalf of the Company, or Executive gives written notice to the other that the Term shall not be so extended. For example, notice of nonrenewal would need to be provided prior to September 1, 2013 for the Term not to renew automatically on September 1, 2014 for an additional one year.

3. Compensation.

(a) Base Salary. As of the Commencement Date, the Company shall pay Executive an annual salary of at least $500,000 as compensation for his services (such annual salary, as is then effective, “Base Salary”), payable in installments in accordance with the Company’s payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The Base Salary shall be reviewed by the Board and/or the Compensation Committee of the Board (the “Committee”) no less frequently than annually and may be increased from its then-existing level at the discretion of the Board or the Committee, and any such increased annual rate of base salary thereafter shall be treated as the Base Salary under this Section 3(a).

(b) Annual Incentive Bonus. Executive shall be eligible to earn bonuses with respect to each fiscal year (or partial fiscal year) during the Term based upon Executive’s achievement of performance objectives set by the Committee after consultation with Executive. The actual incentive bonus payable to Executive for any fiscal year (or partial fiscal year) shall be based upon criteria established and approved by the Board and/or the Committee in its sole discretion, which need not be objective performance criteria, and may be less than (including zero) or greater than the annual incentive bonus target for such fiscal year (or partial fiscal year). Executive may also receive special bonuses in additional to his annual bonus eligibility at the discretion of the Committee.

(c) Additional Compensation. Executive confirms and acknowledges that any element of compensation other than Base Salary (which shall be determined in accordance with Section 3(a)), including, without limitation, grants of equity-based compensation, are provided at the sole discretion of the Board and/or the Committee, which also shall have the sole discretion to determine the terms, amount and frequency of any such other elements of compensation.

(d) Board Service. Unless otherwise specifically approved by the Board, Executive shall not receive separate or additional compensation for service on the Board or for service in any other capacity to the Company and/or its subsidiaries.

4. Employee Benefits. During the Term, Executive shall be eligible to participate in all benefit plans, policies and arrangements that are applicable to other senior executives of the Company, as such plans, policies and arrangements may exist from time to time.

5. Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, in accordance with its policies, and provided they are documented in a form satisfactory to the Internal Revenue Service and consistent with Company policy with respect to such expenses. In addition, the Company agrees, subject to the Board’s approval, to reimburse Executive for membership fees and other reasonable expenses incurred with respect to Executive’s participation in professional development, community and business-related organizations.

6. Compliance With Other Agreements. Executive and the Company are parties to an Employer Protection Agreement dated December 30, 2003, a copy of which is attached to this Agreement as Appendix A, which is hereby affirmed and incorporated herein in its entirety by this reference (as such may be amended from time to time, the “Employer Protection Agreement”), except that the definition of “Cause” in the Employer Protection Agreement shall have the same meaning as “Cause” as defined in this Agreement.

7. Termination.

(a) Death or Disability. Executive’s employment shall terminate immediately upon his death or Disability. For purposes of this Agreement, “Disability” means any physical or mental disability or incapacity that can be expected to result in Executive’s death or that has rendered Executive unable to carry out Executive’s duties and obligations to the Company for a period of 120 consecutive days or for shorter periods aggregating to 180 days (whether or not consecutive) during any consecutive 12 months of the Term. The Company, at its expense, may retain a physician reasonably acceptable to Executive to confirm the existence of such disability or incapacity.

(b) Termination by the Company With Cause. The Board, on behalf of the Company, may terminate Executive’s employment with Cause upon written notice to Executive of the alleged act or omission constituting Cause, which notice shall set forth in reasonable detail the reason or reasons that the

Board believes Executive is to be terminated for Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events: (i) any willful act or willful omission (other than as a result of Disability) that represents a breach of any of the terms of this Agreement to the material detriment of the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or (iii) the commission by Executive of a material act of fraud, theft or dishonesty against the Company. If an event described in clause (i) of the preceding sentence is reasonably capable of being cured, (A) Executive shall be given 45 days from the date of such notice to effect a cure of such alleged act or omission constituting Cause which, upon such cure to the reasonable satisfaction of the Board, shall no longer constitute a basis for Cause, and (B) Executive shall be given an opportunity to make a presentation to the Board (accompanied by counsel or other representative, if Executive so desires) at a meeting of the Board held promptly following such 45-day cure period if the Board intends to determine that no cure has occurred. At or following such meeting, the Board shall determine whether or not to terminate Executive with Cause and shall notify Executive of its determination and the effective date of such termination (which date may be no earlier than the date of the aforementioned Board meeting). For purposes hereof, no act or omission shall be deemed “willful” if it was done with a good faith belief that it was in the best interests of the Company.

(c) Termination by Executive With Good Reason. Executive may terminate Executive’s employment with the Company with Good Reason upon written notice to the Company of the alleged act or omission constituting Good Reason, which notice shall set forth in reasonable detail the reason or reasons that Executive believes his employment is to be terminated for Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s written consent, (i) a reduction of Executive’s Base Salary, (ii) a reduction in Executive’s annual incentive bonus target below Executive’s annual incentive bonus target for the preceding fiscal year, (iii) Executive is no longer the Chief Executive Officer of (A) the Company, or (B) in the event of a Change of Control, the successor to the Company’s business or assets, (iv) Executive is no longer serving on (A) the Board or (B) in the event of a Change of Control, the board of directors or similar governing body of successor to the Company’s business or assets, except in each case on account of removal from the Board for cause pursuant to the vote of the stockholders of the Company or due to Executive’s resignation from, or refusal to stand for reelection to, the Board, (v) any material breach by the Company of any of the material terms of this Agreement, or (vi) during the one-year period following a Change of Control, Executive is required to relocate his place of employment to a location that is more than 35 miles from the location of the Company’s headquarters as of the date first set forth above; provided, however, that for any of the foregoing to constitute Good Reason, Executive must provide written notification of such event or condition constituting Good Reason within 90 days after Executive knows of the occurrence of any such event or condition, and the Company shall have 60 days from the date of receipt of such written notice to effect a cure of the event or condition constituting Good Reason, and, upon cure thereof by the Company, such event or condition shall no longer constitute Good Reason.

(d) Termination by the Company Without Cause or by Executive Without Good Reason. The Company may terminate Executive’s employment without Cause at any time upon 60 days’ written notice to Executive. Executive may terminate Executive’s employment without Good Reason upon 60 days’ written notice to the Company. Nonrenewal of the Term by the Company shall constitute a termination without Cause, effective as of the last day of Executive’s employment, provided that Executive terminates employment with the Company (in any manner, including by resignation without Good Reason) on or prior to the last day of the then-current Term.

8. Effect of Termination.

(a) Accrued Obligations. The Company shall pay all Accrued Obligations (as defined in Section 10(a)) to Executive (or Executive’s estate, in the case of termination of Executive’s employment on account of death) within 30 days following the effective date of the termination of Executive’s employment (the “Termination Date”).

(b) Equity Awards.

(i) Death or Disability. In the event Executive’s employment is terminated due to Executive’s death or Disability, all restricted stock units, shares of restricted Company common stock, options to purchase Company common stock, and other equity awards granted to Executive by the Company (collectively, “Equity Awards”) shall become vested in full as of the day immediately preceding the Termination Date (and, in the case of options, shall be exercisable until the earlier of the expiration of such Equity Awards or the first anniversary of the Termination Date).

(ii) Termination by the Company Without Cause or by Executive with Good Reason. In the event Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, the Executive’s Equity Awards shall be governed by the following provisions:

(A) All Equity Awards that were granted to Executive on May 20, 2008 and after the Commencement Date but before the date of this Amended and Restated Agreement (the May 20, 2008 Equity Awards, together with such other awards, the “Initial Equity Awards”) shall become vested (and, in the case of options, shall be exercisable) as of the day immediately preceding the Termination Date to the extent they would have vested on or prior to the first anniversary of the Termination Date, unless the Board or the Committee determines in its sole discretion to accelerate vesting of additional portions of any Initial Equity Awards. In the case of options that become vested and exercisable under the preceding sentence, such option shall remain exercisable until the earlier of the expiration of such Initial Equity Awards or the first anniversary of the Termination Date. Notwithstanding the foregoing provisions of this paragraph, in the event Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason on or after a Change of Control but prior to the first anniversary of a Change of Control, all Equity Awards shall become vested in full as of the day immediately preceding the Termination Date (and, in the case of options, exercisable until the earlier of the expiration of such Equity Awards or the first anniversary of the Termination Date). Furthermore, notwithstanding anything in this Section 8(b)(ii)(A) to the contrary (other than the preceding sentence with respect to a Change of Control), Initial Equity Awards (other than options granted with an exercise price at least equal to the fair market value of the underlying stock on the date of grant) that are intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and for which the performance period otherwise would have ended on or prior to the first anniversary of the Termination Date, shall remain outstanding after the Termination Date and shall vest or be forfeited in accordance with the terms of the applicable equity award agreements, depending on whether the applicable performance goals are satisfied.

(B) All Equity Awards that are granted to Executive on or after the date of this Amended and Restated Agreement (the “Subsequent Equity Awards”) that are options shall become vested in full as of the day immediately preceding the Termination Date and shall be exercisable until the earlier of the expiration of such Subsequent Equity Awards or the first anniversary of the Termination Date.

(C) All Subsequent Equity Awards (other than options) that are not intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code shall become vested in full as of the date immediately preceding the Termination Date; provided, that any delays in the settlement or payment of such Subsequent Equity Awards that are set forth in the applicable equity award agreement and that are required under Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) shall remain in effect.

(D) All Subsequent Equity Awards (other than options) that are intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code shall remain outstanding after the Termination Date and shall vest or be forfeited in accordance with the terms of the applicable equity award agreements, if the applicable performance goals are satisfied.

(c) Severance. In the event of Executive’s “separation from service” with the Company (as defined in Treas. Reg. § 1.409A-1(h)) due to a termination of Executive’s employment by the Company without Cause or by Executive with Good Reason, Executive shall receive an amount equal to the sum of (i) two hundred percent (200%) of Executive’s then-current Base Salary for 12 full calendar months and (ii) two hundred percent (200%) of the greater of (A) Executive’s annual incentive bonuses actually earned by Executive for the fiscal year immediately preceding the year in which Executive’s separation from service occurs (the “Prior Fiscal Year”), or (B) Executive’s annual incentive bonus actually earned by Executive for the fiscal year immediately preceding the Prior Fiscal Year, paid together in a single lump sum within 38 days after the date of such separation from service. In addition, for a period of 24 months after the date of Executive’s separation from service, the Company shall make available medical, dental and vision care insurance benefits to Executive and/or Executive’s family at coverage levels at least equal to those that would have been provided to them in accordance with Section 4. In connection therewith, provided Executive elects COBRA coverage to the extent available under the Company’s health insurance plans, the Company shall reimburse the cost of any premiums for such coverage on an after-tax basis, and to the extent COBRA continuation ceases to be available prior to the close of the 24-month continuation period, the Company will reimburse the Executive on an after-tax basis the amount Executive pays to maintain equivalent coverage for the remainder of the 24-month period on the first payroll day of each calendar month; provided, however, that such reimbursements shall not exceed $40,000 for any calendar year.

(d) Required Delay. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A, the stock of the Company (or any of its affiliates) is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of Executive’s termination, except in the event of Executive’s death. Within 30 days following the end of such six-month period, or, if earlier, Executive’s death, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 8(e). Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journals’ bank survey as of the first day of the six month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

9. Conditions to Receipt of Severance; No Duty to Mitigate; Non-Exclusivity of Rights.

(a) Waiver and Release Agreement. In consideration of the severance payments and other benefits described in Section 8(c), to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement (other than on account of Executive’s death), Executive agrees to execute and deliver to the Company within 30 days after the applicable date of Executive’s separation of service a Waiver and Release Agreement in the form attached hereto as Appendix B (the “Release”) and not revoke it during the revocation period provided therein. The timing of severance payments under Section 8(c) shall be further governed by the following provisions:

(i) In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Executive, payments conditioned on execution of the release shall be made within 10 days after the Release becomes effective and such revocation rights have lapsed.

(ii) In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two taxable years of Executive depending on when Executive executes and delivers the Release, payments conditioned on execution of the Release shall be made within 10 days after the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.

If Executive fails to execute and deliver the Release within 30 days after Executive’s separation from service, or if Executive revokes such Release as provided therein, the Company shall have no obligation to provide any of the severance payments or other benefits provided in Section 8(c).

(b) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any earnings that Executive may receive from any other source reduce any such payment.

(c) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

10. Definitions.

(a) “Accrued Obligations” means the sum of (i) Executive’s Base Salary hereunder through the Termination Date, (ii) the amount of any incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the Termination Date, and (iii) any expense reimbursements and other cash entitlements accrued by Executive as of the Termination Date, in each case to the extent not previously paid.

(b) “Change of Control” means any of the following:

(i) the “acquisition” by a “person” or “group” (as those terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder), other than by Permitted Holders (as defined in Section 10(c)), of beneficial ownership (as defined in Exchange Act Rule 13d-3) directly or indirectly, of any securities of the Company or any successor of the Company immediately after which such person or group owns securities representing 50% or more of the combined voting power of the Company or any successor of the Company;

(ii) the consummation of a merger, consolidation or reorganization involving the Company, unless either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 60% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) one or more Permitted Holders are the only stockholders of the company(ies) resulting from such merger, consolidation, or reorganization;

(iii) the transfer of 50% or more of the assets of the Company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the

Company’s revenues or income, unless the person to which such transfer is made is either (A) a Subsidiary (as defined in the Company’s 2005 Stock Incentive Plan), (B) wholly owned by all of the stockholders of the Company, or (C) wholly owned by Permitted Holders; or

(iv) the complete liquidation or dissolution of the Company.

(c) “Permitted Holders” means (i) the Company, (ii) any Subsidiary, or (iii) any employee benefit plan of the Company or any Subsidiary

11. Section 280G. If Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding entered into between Executive and the Company or any affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal agreement, plan or other arrangement for the direct or indirect provision of compensation to Executive (including groups or classes of beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Executive (a “Benefit Arrangement”), any right of Executive to any vesting, payment or benefit under this Agreement will be reduced or eliminated: (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Executive under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”); and (ii) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by Executive from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. The Company will accomplish any reduction by first reducing or eliminating to the limited extent necessary any cash payments (with the payments to be made at the latest date in the future being reduced first), then by reducing or eliminating to the limited extent necessary any accelerated vesting of performance-based equity awards, then by reducing or eliminating to the limited extent necessary any accelerated vesting of options to purchase Company common stock or stock appreciation rights, then by reducing or eliminating to the limited extent necessary any accelerated vesting of shares of restricted Company common stock, restricted stock units or deferred stock units, then by reducing or eliminating to the limited extent necessary any other remaining Parachute Payments.

12. Arbitration. The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement that is not amicably settled shall be resolved by arbitration, as follows:

(a) Any such arbitration shall be heard in the District of Columbia, before a panel consisting of one arbitrator, who shall be impartial. Except as the parties may otherwise agree, the arbitrator shall be appointed in the first instance by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of the arbitrator, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the identity of the arbitrator shall be final. Except as otherwise provided in this Section 12, all of the arbitration proceedings shall be conducted in accordance with the rules of the arbitrator.

(b) An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected parties. Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrator ten days following such service or thereafter. If the arbitrator is not appointed by the appointing authority within 30 days following such reference, any party may apply to any court within the District of Columbia for an order appointing an arbitrator qualified as set forth below.

(c) Each party shall be responsible for such party’s fees and expenses in connection with any arbitration under this Section 12; provided, however, that if Executive is the prevailing party in any such arbitration, Executive shall be entitled to reimbursement from the Company of all reasonable attorneys’ fees and costs in connection with such arbitration. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

(d) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(e) It is intended that controversies or claims submitted to arbitration under this Section 12 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

13. Notices. All notices, requests, demands, and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

The Advisory Board Company

Attn: Chairman of the Compensation Committee of the Board of Directors

2445 M Street, N.W.

Washington, D.C. 20037

If to Executive:

at the last residential address known by the Company as provided by Executive in writing.

14. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (other than its choice of laws rules).

(b) The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

(c) This Agreement represents the entire agreement and understanding between the parties, and supersedes all prior or contemporaneous agreements whether written or oral, as to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in a writing signed by duly authorized representatives of the Company and Executive.

(d) If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

(e) The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(f) All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(g) Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his legal, tax and other professional advisors, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h) This Agreement may be executed in counterparts (including by fax or PDF), and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(i) The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement and Executive’s employment with the Company to the extent necessary to preserve the intended rights and obligations of the parties.

(j) For purposes of Section 409A, each COBRA continuation or other reimbursement payment shall be considered one of a series of separate payments. In addition, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(k) Any amount that Executive is entitled to be reimbursed under this Agreement shall be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year.

(l) This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

THE ADVISORY BOARD COMPANY

By:	/s/ Peter J. Grua	/s/ Robert W. Musslewhite
	Peter J. Grua	Robert W. Musslewhite
Chairman, Compensation Committee

APPENDIX A

EMPLOYER PROTECTION AGREEMENT

This Employer Protection Agreement (“Agreement”) is made this 30th day of December, 2003, by and between The Advisory Board Company (including any and all affiliates) (the “Company”) and Robert Musslewhite (the “Employee”).

RECITALS

The Company is engaged in the business of providing research and advisory services to individual members in various industries, including without limitation such services as short-answer or custom research on demand, multiple client or syndicated studies, benchmarking data and databases and conferences, seminars, training and education. In order to remain competitive in this business, the company must protect its goodwill, its base of members and prospective members, its employees, its confidential and proprietary information, and the work product of its employees. The Company has offered employment or continued employment to the Employee. During the course of employment, the Employee will develop important contacts with the members and prospective members of the Company, and will also become aware of certain methods, practices, information and procedures with which the Company conducts its business. The employee may also prepare studies and other written materials using the Company’s resources.

NOW THEREFORE, in consideration of the recitals above, initial and/or continued employment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Covenant Not to Compete: (a) If the Employee’s employment is terminated by the Company with or without Cause, or if the Employee voluntarily resigns, the Employee shall not, directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, for a period of two (2) years following such termination, (i) provide “Company Services” within a one hundred (100) mile radius of any city in the United States or in any foreign country in which the Company has an office or a member or in which the Company had a member or directly or indirectly solicited a prospective member at any time during the two-year period prior to the termination of the Employee’s employment; or (ii) solicit or offer to provide or provide “Company Services” to any person or entity who was a member of the Company or was directly or indirectly solicited to be a member of the Company at any time during the two-year period prior to the termination of the Employee’s employment with the Company. For the purposes of this Section l(a), the term “Company Services” shall mean: (aa) providing short-answer or custom research on demand, including without limitation literature or database searches, telephone interviews, or other research of the same or substantially similar type as that provided by the Company; or (bb) preparing published multiple client or syndicated studies, including without limitation studies of the same or substantially similar type provided by the Company; or (cc) selling benchmarking data and databases of the same or substantially similar type provided by the Company; or (dd) providing conferences, seminars, training or education of the same or substantially similar type provided by the Company or (ee) assisting individual members in implementing strategies arising from multiple client or syndicated studies of the type described in (bb) above, or (ff) providing any other services or products not described in (aa) through (ee) above that the Company or its affiliates is providing, has provided or proposes to provide as of the date of the Employee’s termination; where any of the foregoing services described in (aa) through (ff) above are provided to any of the following: physicians, hospitals, health plans, pharmaceutical companies, insurance companies, managed care companies, commercial banks, brokerage houses, mutual fund companies or Fortune 1000 companies. Notwithstanding the foregoing, the Employee may upon termination in the situations described above (i) work as a consultant or for a consulting firm, provided he/she complies with all of the provisions of this Section 1(a), and (ii) be employed by The Corporate Executive Board Company, a Delaware corporation (“CEB”), if such employment is permitted and consistent with the terms of any noncompetition agreement between the Company and CEB (the “Other Noncompetition Agreement”). The Company may release the Employee from some or all of the restrictions in this section only in a written instrument signed by the Employee and the Chairman of the Company. For purposes of this Agreement, so long as the Other Noncompetition Agreement is in effect, CEB shall be deemed to be an affiliate of the Company.

For the purposes of this Section l(a), “Cause” for termination shall mean the commission of an act of fraud, theft or dishonesty against the Company; conviction for any felony; conviction for any misdemeanor involving moral turpitude which might, in the Company’s reasonable opinion, cause embarrassment to the Company; misconduct; tardiness or absenteeism; substance abuse in violation of Company policy; insubordination; incompetence; violation of Company policy; willful or repeated non-performance or substandard performance of duties; violation of any applicable laws, rules or regulations in connection with or during performance of work; or any other act(s) or omissions to act which the Company deems to constitute reason for termination in its judgment.

(b) The Employee agrees that the restrictions imposed upon him/her by the provisions of this section are fair and reasonable considering the nature of the Company’s business, and are reasonably required for the protection of the Company. The Employee further agrees that the provisions of Section l(a) relating to areas of restriction, member limitations and time periods of restriction were specifically discussed with and are acceptable to the Employee. Nevertheless, to the extent that these restrictions exceed the maximum areas of restriction, which a court of competent jurisdiction would enforce, such restrictions shall be modified by such court to be the maximum restrictions which such court would enforce. If any other part of Section 1 (a) is held to be invalid or unenforceable, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable portions were absent.

2. Solicitation of Employees: The Employee agrees that during the term of his/her employment, and for a period of two (2) years after termination of such employment for any reason, he/she shall not, except in the course of his/her duties for the Company, directly or indirectly induce or attempt to induce or otherwise counsel, advise, ask or encourage any person who at the time is a current employee of the Company or its affiliates, or who left such employ within the preceding six months, to leave the employ of the Company or to accept employment with another employer besides the Company or as an independent contractor.

3. Employment Statement: The Employee also agrees to abide by the restrictions imposed in the “Employment Statement” addressing confidential information and return of company property, which is attached hereto and incorporated by reference herein.

4. Miscellaneous: If any provision of this Agreement shall be determined, by a court having jurisdiction, to be unenforceable, the remainder of this Agreement shall not be affected but shall continue in full force and effect as though such unenforceable provision were not originally a part of this Agreement. The Employee acknowledges that a breach of any of the provisions of this Agreement may result in continuing and irreparable damages to the Company for which there may be no adequate remedy at law and that the Company in addition to all other relief available to it shall be entitled to the issuance of injunctive relief restraining the Employee from committing or continuing to commit any breach of this Agreement. If the Company is the prevailing party in any action for breach of this Agreement, the Employee shall reimburse the Company for its reasonable attorneys’ fees and costs incurred in such action. This Agreement shall be construed in accordance with and governed by the laws of the District of Columbia, irrespective of the principles of conflicts of law therein. This Agreement does not constitute a contract of employment for a definite period of time. Either party may terminate the employment relationship with or without cause at any time for any lawful reason. The provisions of this Agreement shall survive the termination of the employment relationship between the Company and the Employee. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, the Employee shall not assign his/her obligations under this Agreement without the express written consent of the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE	THE ADVISORY BOARD COMPANY

Robert Musslewhite
Print Name	Witness

/s/ Robert Musslewhite
Signature	Title

12/30/2003
Date	Date

APPENDIX B

Form of Waiver and Release Agreement

This WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [TO BE DETERMINED AT TERMINATION OF EMPLOYMENT] (the “Effective Date”), by Robert W. Musslewhite (the “Executive”) in consideration of severance pay and benefits (the “Severance Payment”) provided to Executive by The Advisory Board Company, a Delaware corporation (the “Company”), pursuant to Section 8(c) of the Employment Agreement by and between the Company and Executive (the “Employment Agreement”).

1. Waiver and Release. Subject to the last sentence of the first paragraph of this Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive.

Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law. He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.

Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2. Acknowledgments. Executive is signing this Release knowingly and voluntarily. He acknowledges that:

(a) He is hereby advised in writing to consult an attorney before signing this Release;

(b) He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of his own free will;

(c) He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;

(d) He has been given at least twenty-one (21) calendar days to consider this Release, or he expressly waives his right to have at least twenty-one (21) days to consider this Release;

(e) He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Release within the seven (7) day revocation period, he shall not receive the Severance Payment;

(f) He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

(g) No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.

3. No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against Executive, and the Employer expressly denies that any wrongdoing has occurred.

4. Entire Agreement. There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5. Execution. It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6. Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7. Governing Law. This Release shall be governed by and construed in accordance with the laws of the District of Columbia (other than its choice of laws rules).

8. Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

Robert W. Musslewhite

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